Exhibit 10.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of November 4, 2015 (this “Agreement”) by RentPay (Pty), Ltd, a South African company (“RentPay”), the stockholders of RentPay set forth on Schedule I hereto (the “RentPay Shareholders”), and UPAY, a Nevada corporation (“UPAY”).

WHEREAS, the RentPay Shareholders own 100% of the issued and outstanding shares of RentPay (such shares being hereinafter referred to as the “RentPay Shares”); and

WHEREAS, (i) the RentPay Shareholders and RentPay believe it is in their respective best interests for the RentPay Shareholders to exchange all of the RentPay Shares for 200,000 newly-issued shares as set forth on Schedule II hereto (the “UPAY shares”) of common stock, $0.001 par value per share, of UPAY (the “Common Stock”), which, at the time of this Agreement, shall constitute approximately 0.91% of the issued and outstanding shares of UPAY Common Stock immediately after the closing of the transactions contemplated herein, and (ii) UPAY believes it is in its best interest and the best interest of its stockholders to acquire the RentPay Shares in exchange for the UPAY shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, this Agreement will cause RentPay to become a wholly-owned subsidiary of UPAY;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF RENTPAY SHARES FOR UPAY SHARES AND CANCELLATION

Section 1.1 Agreement to Exchange RentPay Shares for UPAY shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the RentPay Shareholders shall assign, transfer, convey and deliver the RentPay Shares to UPAY. In consideration and exchange for the RentPay Shares, UPAY shall issue, transfer, convey and deliver the UPAY shares to the RentPay Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF UPAY

UPAY represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization.

a. UPAY is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of UPAY . “Material Adverse Effect” means, when used with respect to UPAY, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of UPAY, or materially impair the ability of UPAY to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

b. Copies of the certificate of incorporation and by-laws of UPAY with all amendments thereto, as of the date hereof (the “UPAY Charter Documents”), have been furnished to the RentPay Shareholders and to RentPay, and such copies are accurate and complete as of the date hereof. The minute books of UPAY are current as required by law, contain the minutes of all meetings of the UPAY Board and stockholders of UPAY from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the UPAY Board and stockholders of UPAY . UPAY is not in violation of any of the provisions of the UPAY Charter Documents.

Section 2.2 Capitalization of UPAY.

a. The authorized capital stock of UPAY consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. There are 21,800,000 shares of Common Stock and 0 shares of Preferred Stock that are issued and outstanding immediately prior to this Share Exchange.

b. All of the issued and outstanding shares of Common Stock of UPAY immediately prior to this Share Exchange are, and all shares of Common Stock of UPAY when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder.

c. There are no outstanding contractual obligations (contingent or otherwise) of UPAY to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, UPAY or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. UPAY does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. UPAY has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by UPAY and the consummation by UPAY of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of UPAY, and no other corporate proceedings on the part of UPAY are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of UPAY and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. UPAY does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the UPAY shares.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by UPAY, nor the consummation by UPAY of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the UPAY Charter Documents: (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which UPAY is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which UPAY is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of UPAY’s assets, including without limitation the UPAY shares.

Section 2.6 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of UPAY, currently threatened against UPAY or any of its affiliates, that may affect the validity of this Agreement or the right of UPAY to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of UPAY, currently threatened against UPAY or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against UPAY or any of its affiliates. Neither UPAY nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by UPAY or any of its affiliates relating to UPAY currently pending or which UPAY or any of its affiliates intends to initiate.

Section 2.7 Compliance with Laws. UPAY has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.8 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, UPAY Board minutes and financial and other records of whatsoever kind of UPAY have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of UPAY. UPAY maintains a system of internal accounting controls sufficient, in the judgment of UPAY, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.9 Employee Benefit Plans. UPAY does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.10 Tax Returns, Payments and Elections. UPAY has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and UPAY has timely paid all Taxes due and adequate provisions have been and are reflected in UPAY’s Financial Statements for all current taxes and other charges to which UPAY is subject and which are not currently due and payable. None of UPAY’s federal income tax returns have been audited by the Internal Revenue Service. UPAY has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the UPAY for any period, nor of any basis for any such assessment, adjustment or contingency. UPAY has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.11 No Debt Obligations. Upon the Closing Date, UPAY will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. UPAY is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.12 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to UPAY or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.13 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by UPAY to arise, between UPAY and any accountants and/or lawyers formerly or presently engaged by UPAY. UPAY is current with respect to fees owed to its accountants and lawyers.

Section 2.14 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of UPAY in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.15 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to UPAY or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by UPAY but which has not been so publicly announced or disclosed. UPAY has not provided to RentPay, or the RentPay Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by UPAY but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

Section 2.16 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of UPAY or any of the UPAY Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RENTPAY

RentPay represents, warrants and agrees that all of the statements in the following subsections of this Article Ill, pertaining to RentPay, are true and complete as of the date hereof.

Section 3.1 Incorporation. RentPay is a company duly incorporated, validly existing, and in good standing under the laws of South Africa and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of RentPay’s articles of incorporation. RentPay has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. RentPay has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. The number of shares which RentPay is authorized to issue consists of 1000 shares of common stock, par value $$0.072 (R1.00)per share and 0 shares of preferred stock, par value $0.072 (R1.00)per share. There are currently 1000 shares of common stock issued and outstanding. The issued and outstanding shares arc validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3 Subsidiaries and Predecessor Corporations. RentPay does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.4 Information. The information concerning RentPay set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.5 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of RentPay; and RentPay has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.6 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of RentPay after reasonable investigation, threatened by or against RentPay or affecting RentPay or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. RentPay does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.7 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which RentPay is a party or to which any of its assets, properties or operations are subject.

Section 3.8 Compliance With Laws and Regulations. To the best of its knowledge, RentPay has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of RentPay or except to the extent that noncompliance would not result in the occurrence of any material liability for RentPay. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.9 Approval of Agreement. The Board of Directors of RentPay has authorized the execution and delivery of this Agreement by RentPay and has approved this Agreement and the transactions contemplated hereby.

Section 3.10 Valid Obligation. This Agreement and all agreements and other documents executed by RentPay in connection herewith constitute the valid and binding obligation of RentPay, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RENTPAY SHAREHOLDERS

The RentPay Shareholders hereby represents and warrants to UPAY:

Section 4.1 Authority. The RentPay Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the RentPay Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the RentPay Shareholders is a party, and to perform the RentPay Shareholders’ obligations under this Agreement to which the RentPay Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the RentPay Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the RentPay Shareholders, this Agreement is duly authorized, executed and delivered by the RentPay Shareholders and constitutes the legal, valid and binding obligation of the RentPay Shareholders, enforceable against the RentPay Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the RentPay Shareholders of this Agreement to which the RentPay Shareholders is a party nor the consummation or performance by the RentPay Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the RentPay Shareholders (if the RentPay Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the RentPay Shareholders is a party or by which the properties or assets of the RentPay Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the RentPay Shareholders, or any of the properties or assets of the RentPay Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the RentPay Shareholders that involves the RentPay Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of RentPay and, to the knowledge of the RentPay Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The RentPay Shareholders understand and agree that the UPAY shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the UPAY shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. The RentPay Shareholders hereby agrees with UPAY as follows:

a. Securities Act Legend Accredited Investors. The certificates evidencing the UPAY shares issued to the RentPay Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

b. Other Legends. The certificates representing such UPAY shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

c. Opinion. The RentPay Shareholders shall not transfer any or all of the UPAY shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the UPAY shares, without first providing UPAY with an opinion of counsel (which counsel and opinion are reasonably satisfactory to UPAY ) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Shares. The RentPay Shareholders are both the record and beneficial owner of the RentPay Shares. The RentPay Shareholders are not the record or beneficial owner of any other shares of RentPay. The RentPay Shareholders has and shall transfer at the Closing, good and marketable title to the RentPay Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. At Closing, no RentPay Shareholders has any pre-emptive rights or any other rights to acquire any shares of RentPay that have not been waived or exercised.

Section 4.8 Accredited Investor. All RentPay Shareholders receiving shares of UPAY pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE V

CONDITIONS TO OBLIGATIONS OF RENTPAY

AND THE RENTPAY SHAREHOLDERS

The obligations of RentPay and the RentPay Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by RentPay and the RentPay Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of UPAY. All representations and warranties made by UPAY in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. UPAY shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of UPAY shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. UPAY shall have received such certificates, instruments and documents in confirmation of the representations and warranties of UPAY, UPAY’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the RentPay Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. UPAY must have caused the following documents to be delivered to RentPay and the RentPay Shareholders:

a. share certificates evidencing the UPAY shares registered in the name of the RentPay Shareholders;

b. a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the UPAY Charter Documents, (B) the resolutions of the UPAY Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of UPAY signing this Agreement to which UPAY is a party;

c. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.9.

d. this Agreement is duly executed;

e. such other documents as RentPay may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of UPAY, (B) evidencing the performance of, or compliance by UPAY with any covenant or obligation required to be performed or complied with by UPAY, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to UPAY.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF UPAY

The obligations of UPAY to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by UPAY in its sole discretion:

Section 6.1 Representations and Warranties of RentPay and the RentPay Shareholders. All representations and warranties made by RentPay and the RentPay Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. RentPay and the RentPay Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 Audit Report. UPAY shall have received an audit report of RentPay with respect to its two most recently completed fiscal years from an independent accounting firm that is registered with the Public Company Accounting Oversight Board.

Section 6.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of RentPay shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6 Other Closing Documents. UPAY shall have received such certificates, instruments and documents in confirmation of the representations and warranties of RentPay and the RentPay Shareholders, the performance of RentPay and the RentPay Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as UPAY or its counsel may reasonably request.

Section 6.7 Documents. RentPay and the RentPay Shareholders must deliver to UPAY at the Closing:

a. share certificates evidencing the number of RentPay Shares, along with executed share transfer forms transferring such RentPay Shares to UPAY, together with a certified copy of a board resolution of RentPay approving the registration of the transfer of such shares to UPAY (subject to Closing and payment of stamp duty);

b. this Agreement to which RentPay and the RentPay Shareholders is a party, duly executed:

c. such other documents as UPAY may reasonably request for the purpose of (a) evidencing the accuracy of any of the representations and warranties of RentPay and the RentPay Shareholders, (b) evidencing the performance of, or compliance by RentPay and the RentPay Shareholders with, any covenant or obligation required to be performed or complied with by RentPay and the RentPay Shareholders, as the case may be, (c) evidencing the satisfaction of any condition referred to in this Article VI, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the RentPay Shares, or any other stock, voting, equity, or ownership interest in, RentPay, or (b) is entitled to all or any portion of the UPAY shares.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2 Indemnification.

a. Indemnification Obligations in favor of the Controlling Stockholders of UPAY. From and after the Closing Date until the expiration of the Survival Period, RentPay shall reimburse and hold harmless the UPAY Controlling Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “UPAY Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any UPAY Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any UPAY Indemnified Party, which arises or results from a third-party claim brought against a UPAY Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of RentPay. All claims of UPAY pursuant to this Section 7.2 shall be brought by the UPAY Controlling Stockholders on behalf of UPAY and those Persons who were stockholders of UPAY immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $100,000 in the aggregate from RentPay. No claim for indemnification may be brought under this Section 7.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

b. Indemnification in favor of RentPay and the RentPay Shareholders. From and after the Closing Date until the expiration of the Survival Period, the UPAY Controlling Stockholders will, severally and not jointly, indemnify and hold harmless RentPay, the RentPay Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “RentPay Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by UPAY or the UPAY Controlling Stockholders in this Agreement, and in any certificate delivered by UPAY or the UPAY Controlling Stockholders pursuant to this Agreement, (ii) any breach by UPAY or the UPAY Controlling Stockholders of any covenant, obligation or other agreement made by UPAY or the UPAY Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by UPAY or the UPAY Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all UPAY Controlling Stockholders. No claim for indemnification may be brought under this Section 7.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or facsimile to the parties at the following addresses:

If to RentPay or the RentPay Shareholders, to:

Wouter Fouche

Unit 6, Uitzicht Park,

2 Bellingham Road, Centurion

South Africa

With a copy to (which copy shall not constitute notice):

If to UPAY or the UPAY Controlling Stockholders, to:

Jaco Folscher

P.O. Box 2645,

The Reeds,

Pretoria

South Africa

With a copy to (which copy shall not constitute notice):

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, NJ 08648

Attn: Gregg E. Jaclin, Esq.

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America (or, in the case of the RentPay Shareholders or RentPay, in South Africa) and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

Section 8.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.9 Convenience of Forum: Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.4.

Section 8.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 8.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UPAY, INC.

By:	/s/ Jaco Fölscher
Name:	Jaco Fölscher
Title:	President

RENTPAY INC.

By:	/s/ Wouter Fouché
Name:	Wouter Fouché
Title:	Director

RENTPAY’S CONTROLLING STOCKHOLDERS

By:	/s/ Wouter Fouche
Wouter Fouche, Trustee
Loantech Trust
Number of RentPay Shares Owned: 500
% Ownership: 50.00% of common stock

By:	/s/ Jaco Fölscher
Jaco Fölscher, Trustee
Folscher Family Trust
Number of RentPay Shares Owned: 500
% Ownership: 50.00% of common stock

SCHEDULE A

UPAY Inc.

Share Issuance Schedule RentPay Shareholders

Shareholder Name	New UPAY shares
Loantech Trust	100,000
Folscher Family Trust	100,000
Total:	200,000